Exhibit 10.1

PURCHASE AND SALE AGREEMENT

(833 W. South Boulder Road, Unit 1, Louisville, Colorado)

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into effective as of September 9, 2020 (the “Effective Date”), by and between Boulder Road LLC, a Colorado limited liability company (“Seller”), and Westside Boulder, LLC, a California limited  liability company (“Purchaser”).

RECITALS:

A.Seller is the owner of the real property and improvements located at 833 W. South Boulder Road, Unit 1, Louisville, Colorado, as more particularly described in Exhibit “A” attached hereto and made a part hereof (the “Real Property”);

B.Seller desires to sell, and Purchaser desires to purchase, a fifty percent (50%) undivided interest in the Property (as defined below) upon and subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree, and instruct Escrow Agent (as defined below), as follows:

AGREEMENT

ARTICLE 1
purchase and sale

1.1Agreement of Purchase and Sale.  Subject to and on the terms and conditions set forth in this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, a fifty percent (50%) tenant-in-common interest of Seller’s right, title and interest in and to the property, assets, rights and interests set forth in this Section 1.1 (collectively, the “Property”):

(a)Real Property. The Real Property, together with all of Seller’s rights, title and interests appurtenant to the Real Property, including Seller’s rights, title, and interests in and to adjacent streets, alleys, rights of way, and any adjacent strips and gores of real estate.

(b)Improvements.  All buildings and other improvements (collectively, the “Improvements”) located on the Real Property (such Real Property and Improvements being referred to herein, collectively, as the “Premises”).

(c)Personal Property.  All fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property attached to the Premises as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property (collectively, “Personal Property”), excluding, however, (i) property owned or leased by any guest, employee or other person furnishing goods or services to the Property, (ii) property and equipment owned or leased by Seller which in the

4838-7967-2250.4

ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property, (iii) property owned or leased by any tenant under the Existing Leases, as defined below, and (iv) all improvements, fixtures, equipment and other personal property relating to Gaia Sphere, including without limitation all studio equipment, camera equipment, lighting, sound systems, sound boards, Whisper Wall panels, wiring and cables.

(d)[Intentionally Deleted.]

(e)Licenses.   All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental entity specifically relating to the Real Property or the Improvements, including, without limitation, those with respect to occupancy, foundation, use, utilities, building, fire, life safety, traffic and zoning held by or granted to Seller with respect to the Premises (collectively, the “Licenses”).

(f)[Intentionally Deleted.]

(g)[Intentionally Deleted.]

(h)Other Exclusions.  In no event shall the Property include:  (i) receivables; (ii) cash or other funds, whether in petty cash or house “banks”, or on deposit in bank accounts or in transit for deposit; (iii) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date; (iv) utility and similar deposits; (v) insurance or other prepaid items; and (vi) Seller’s proprietary books and records.

1.2Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be Thirteen Million One Hundred Fifty Thousand and No/100 Dollars ($13,150,000.00), subject to proration and adjustment as provided in this Agreement.  The Purchase Price shall be paid by Purchaser at Closing by wire transfer of immediately available funds (“Good Funds”).

1.3Escrow Provisions Regarding Deposit.

(a)Fidelity National Title, National Commercial Services, 8055 East Tufts Avenue, Suite 300, Denver, CO 80237, Attn: Lindsey Mann, lindsey.mann@fnf.com (“Escrow Agent” or “Title Insurer”) shall act as escrow agent and title insurer for the transaction.

(b)The parties acknowledge that Escrow Agent is acting solely at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on Escrow Agent part unless taken or suffered in bad faith in willful disregard of this Agreement or involving negligence, fraud or illegal acts.  Seller and Buyer jointly and severally shall indemnify and hold Title Company harmless from and against all out-of-pocket costs, claims and expenses, including reasonable attorneys’ fees, incurred by Escrow Agent in connection with the performance of its duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving negligence, fraud or illegal acts on the part of Escrow Agent.

(c)The parties shall deliver to Escrow Agent an executed copy of this Agreement.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto;

provided, however, that (i) Escrow Agent’s signature hereon shall not be a prerequisite to the binding nature of this Agreement on Purchaser and Seller, and the same shall become fully effective upon execution by Purchaser and Seller, and (ii) the signature of Escrow Agent will not be necessary to amend any provision of this Agreement.

(d)Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses (as defined below) resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this Section.

(e)The provisions of this Section 1.3 shall survive the termination of this Agreement, and, if not so terminated, the Closing and delivery of the Deed (as defined below) to Purchaser.

ARTICLE 2
DUE DILIGENCE

2.1Due Diligence.  The parties acknowledge that due to time constraints Purchaser is purchasing the Property without the benefit of conducting any on-site physical due diligence of the Property.  Notwithstanding the foregoing, prior to Closing, Purchaser shall be responsible for reviewing the Materials (as defined below) and ascertaining and confirming the suitability of the Property for Purchaser’s intended use.

2.2No Liens; Purchaser Indemnification. Purchaser shall not permit any mechanic’s or materialmen’s liens or any other liens arising by or through Purchaser in connection with Purchaser’s due diligence of the Property to attach to the Property. Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel reasonably approved by Seller) Seller, the Property’s property manager, the Property’s mortgagee and each of their respective parent and subsidiary entities, officers, directors, members, managers, partners, affiliates, employees, agents and representatives and each of their successors and assigns (together with Seller, collectively, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, liabilities, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) arising from or related to Purchaser’s pre-Closing due diligence of the Property.  Notwithstanding the foregoing or anything contained herein, in no event shall Purchaser be obligated (i) to repair any damage to the extent caused by Seller's negligence or misconduct, (ii) to remediate, contain, abate or control any hazardous material condition not brought onto the Real Property by Purchaser, or repair or restore any latent condition discovered by Purchaser, or (iii) to indemnify Seller against any loss, damage, liability, cost or expense arising in connection with (A) the negligent or willful acts or omissions of Seller, (B) any diminution in value in the Property arising from, or related to, matters discovered by Purchaser during its investigation of the Property, (C) any latent defects in the Property discovered by Purchaser, and (D) the release or spread of any Hazardous Materials or regulated substances which are discovered (but not deposited) on or under the Property by Purchaser. The provisions of this Section 2.2 shall survive the Closing and delivery of the Deed to Purchaser.

2.3Property Materials. Prior to Closing, Seller has made certain documents concerning the ownership, operation, maintenance and repair of the Property (collectively, the “Materials”) available to Seller for its review.  As part of delivery of the Materials, Seller has delivered to Purchaser the existing ALTA/NSPS Survey of the Property prepared by GRS Group/Blew and Associates, GRS Job Number 18-38073.1 prepared in 2019 (the “Existing Survey”).  At Closing, Seller shall deliver to Escrow Agent a survey affidavit and indemnity (“Survey Affidavit”) confirming that there have been no changes to the Property since the date of the Existing Survey in order for Title Insurer to delete the Standard Exceptions (as hereinafter defined) related to survey matters.

ARTICLE 3
TITLE

3.1Title Documents.  Purchaser has obtained a standard form commitment for title insurance (the “Title Commitment”) for the Property in an amount equal to the Purchase Price from Title Insurer for an owner’s title insurance policy (the “Title Policy”) on a standard ALTA Owner’s Policy Form with the standard pre-printed exceptions (collectively, the “Standard Exceptions”) deleted, together with copies of all instruments identified as exceptions therein (together with the Title Commitment, collectively, the “Title Documents”). At Closing, Seller shall be responsible for payment of the basic premium for the Title Policy, the cost to remove the Standard Exceptions (extended coverage) and the cost of any endorsements which Seller has expressly agreed, in writing, to provide.  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any endorsements requested by Purchaser. At Closing, the Property shall be conveyed free and clear of all Voluntary Title Exceptions and all leases and tenancies, except the Master Lease (as hereinafter defined) and the Existing Leases. “Voluntary Title Exception” means the lien of any, mortgage, deed of trust or similar security instrument encumbering the Property or any mechanic’s or materialman’s liens that is created by, under or through Seller. “Existing Leases” means the Lease Agreement dated as of April 30, 2015, between Seller, as landlord, and Natural Habitat, Inc., as tenant, as amended; the Lease Agreement dated as of April 16, 2018, between Seller, as landlord, and Rocky Mountain Natural Labs LLC, as tenant, as amended; the Lease Agreement dated as of April 1, 2019, between Seller, as landlord, and Gaia International Inc., as tenant, as amended; and the Lease Agreement dated as of January 1, 2015, between Seller, as landlord, and Fit For Life NA LLC, as successor by assignment to Gaiam Americas, Inc., as tenant, as amended.

3.2Permitted Exceptions.  The Deed delivered pursuant to this Agreement shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

(a)All matters shown in the Title Documents and the Existing Survey, other than: (i) Voluntary Title Exceptions; (ii) delinquent taxes or assessments; and (iii) the standard printed exceptions;

(b)Real estate taxes and assessments for the year of closing and subsequent years, a lien not yet due and payable;

(c)The Master Lease and the Existing Leases; and

(d)Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

ARTICLE 4
CLOSING

4.1The Closing.  The consummation of the purchase and sale and related transactions contemplated by this Agreement (the “Closing”) shall occur on September 9, 2020 (the “Closing Date”), unless the parties agree in writing to close prior to September 9, 2020.  The parties acknowledge that Purchaser is purchasing the Property through funds available through a 1031 Exchange and that the transaction must close by no later than September 9, 2020, time being of the essence.  The Closing shall occur through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.

4.2Seller Closing Deliveries.  On or before 11:00 a.m. (MT) on the Closing Date, Seller shall deliver to Escrow Agent each of the following items:

(a)One (1) original of the Special Warranty Deed (the “Deed”), in the form attached to the Agreement as Exhibit “B”, duly executed and acknowledged by Seller.

(b)One (1) original Bill of Sale (the “Bill of Sale”), in the form attached hereto as Exhibit “C”, executed by Seller.

(c)Two (2) originals of the General Assignment, in the form attached hereto as Exhibit “D” (the “General Assignment”), executed by Seller.

(d)Two (2) originals of the Tenancy-In-Common Agreement, in the form attached hereto as Exhibit “E” (“TIC Agreement”), executed by Seller.

(e)Three (3) originals of the Master Lease, in the form attached hereto as Exhibit “F” (“Master Lease”), executed by Seller as landlord and as tenant and executed by Gaia, Inc., a Colorado corporation, as guarantor.

(f)One (1) original of the Promissory Note, in the principal amount of Four Million Dollars, in the form attached hereto as Exhibit “G” (“Promissory Note”), executed by Gaia, Inc., a Colorado corporation, as borrower.

(g)Two (2) originals of the Property Management Agreement, in the form attached hereto as Exhibit “H” (the “Property Management Agreement”), executed by Seller as landlord and as property manager.

(h)One (1) original Memorandum of Tenancy-In-Common Agreement, in the form attached hereto as Exhibit “I” (“TIC Memorandum”), executed by Seller.

(i)The Survey Affidavit, executed by Seller.

(j)A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

(k)Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

(l)Such other documents as Escrow Agent may reasonably require from Seller in order to consummate the purchase and sale of the Property and to issue the Title Policy.

4.3Purchaser Closing Deliveries.  On or before 11:00 a.m. (MT) on the Closing Date, Purchaser shall deliver to Escrow Agent each of the following items:

(a)The full Purchase Price, plus or minus the adjustments or prorations required by this Agreement.

(b)Two (2) original countersigned counterparts of the General Assignment, executed by Purchaser.

(c)Two (2) original countersigned counterparts of the TIC Agreement executed by Purchaser.

(d)Three (3) originals of the Master Lease, executed by Purchaser as Landlord.

(e)Two (2) originals of the Property Management Agreement, executed by Purchaser as landlord.

(f)One (1) original of the TIC Memorandum, executed by Purchaser.

(g)Any declaration or other statement which may be required to be submitted to the local assessor with respect to the terms of the sale of the Property.

(h)A closing statement executed by Purchaser.

(i)Resolutions, certificates of good standing and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

(j)Such other documents as Escrow Agent may reasonably require from Purchaser in order to consummate the purchase and sale of the Property and to issue the Title Policy.

4.4Closing Prorations and Adjustments.

(a)General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, and other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of the same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser and Seller being responsible for, and credited or charged, as the case may be, for 50% of the same attributable to the period on and after the Closing Date, subject to the terms of the TIC Agreement.

(b)Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes, such as rental taxes) and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to Closing and Purchaser and Seller shall each shall pay 50% of all such expenses that accrue from and after the Closing Date, subject to the terms of the TIC Agreement.

(c)Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate and a readjustment made within 30 days after the Closing, if necessary.

(d)Real Estate Taxes.  Fifty percent (50%) of all real estate ad valorem or similar taxes and assessments for the Real Property for the year of Closing shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the most recent mill levy and most recent assessed valuation available as of the Closing Date. The proration of real property taxes or installments of assessments shall be adjusted between Purchaser and Seller within thirty (30) days after the mill levy or tax rate for the year of Closing is made available, subject to the terms of the TIC Agreement.  The provisions of this Section 4.4(d) shall survive the Closing and delivery of the Deed to Purchaser.

(e)Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.

(f)Closing Costs.  Purchaser shall pay any transfer, sales, use, gross receipts or similar taxes, the cost of recording the Deed (including, without limitation, any documentary fees), any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 3.1, and one-half (½) of the customary closing costs of Escrow Agent.  Seller shall pay the base premium for the Title Policy to the extent required by Section 3.1, one-half (½) of the customary closing costs of Escrow Agent, and the cost to remove or release the Voluntary Title Exceptions.

(g)Possession.  Possession of the Property, subject to the Master Lease, the TIC Agreement, and the Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 4.3, including, without limitation, the Purchase Price.

(h)TIC Agreement.  The parties agree that no amounts shall be payable at Closing in respect of the items described in clauses (a) through (d) of this Section 4.4 and any proration and settlement of such amounts shall be made in accordance with the TIC Agreement and the Master Lease.

(i)Survival.  The provisions of this Section 4.4 shall survive the Closing and delivery of the Deeds to Purchaser.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES; as is

5.1Seller’s Representations.  Seller represents and warrants to Purchaser the following (collectively, “Seller’s Representations”) as of the Closing Date:

(a)Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Colorado.

(b)Seller has the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller, and, prior to the Closing, will have taken all limited liability company actions required for the execution and delivery of this Agreement, and the consummation of the transactions contemplated by this Agreement.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Agreement or on the Property.  This Agreement is a valid, binding and enforceable agreement against Seller in accordance with its terms.

(c)Other than the Master Lease and the Existing Leases, the Property is not subject to any written lease or any other possessory interests of any person.

(d)Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended.

(e)Seller has not received written notice of any actions, proceedings, litigation or governmental investigations or condemnation actions pending against the Property, and, to Seller’s knowledge, no such actions are threatened as of the Effective Date.

(f)Seller has not received any written notice from a governmental agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property.

(g)	There is no condemnation, zoning or other land-use regulation or similar proceeding currently pending or, to Seller’s actual knowledge, threatened in writing which would affect the use and operation of the Property for its intended purpose or materially reduce the value of the Property.
(h)	Seller has not knowingly concealed any information requested by Purchaser or deleted any portion of the Materials requested by or delivered to Purchaser pursuant to this Agreement.
(i)

Seller has received no written notice that the use, operation and occupancy of the Property violates any material zoning, building, administrative, environmental or other local, state or federal law, ordinance, order or regulation or any restrictive covenant applicable to the Property which is currently outstanding.

(j)

Seller has not filed or been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for composition of indebtedness or for the reorganization of debtors.

(k)Seller has delivered or made available to Purchaser true and complete copies of all reports, investigations, notices, permits, or other documents in its possession or control related to conditions affecting environmental and/or hazardous materials located on, in or at the Property.  To Seller’s actual knowledge, except as disclosed to Purchaser in writing, the Property is in compliance with Environmental Law, and no Hazardous Materials, asbestos and/or underground storage tanks are present on any portion of the Property.  "Hazardous Materials" shall mean those substances regulated because of their effect or potential effect on human health or the environment, and includes those substances which are regulated under the following statutes: Comprehensive Environmental Response Compensation and Liability Act ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), 42 U.S.C. Sections 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Sections 6901 et seq.; The Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977 ("CWA"), 33 U.S.C. Sections 1251 et seq.; the Toxic Substances Control Act ("TSCA"), and 15 U.S.C. Sections 2601 et seq., and analogous state laws, as the foregoing have been amended from time to time to the date of this Agreement that apply to the Property, and also includes polychlorinated biphenyls, radon, and petroleum, petroleum products or any fraction of petroleum.  "Environmental Law" means any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty or judicial or administrative orders relating to the protection of public health, welfare or the environment, including those relating to the handling, disposal, or remediation of any Hazardous Materials and those relating to the protection of protected species or environmentally sensitive areas.

(l)

Seller is not a Prohibited Person (as defined below).  As used herein, a “Prohibited Person” is:  (i) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (as amended, the “Executive Order”); (ii) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, https://www.treasury.gov; (iv) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (v) a person or entity that is affiliated with any person or entity identified in any of the foregoing clauses (i), (ii), (iii) and (iv) of this Section.

(m)	There are no options, contracts or other obligations outstanding for the sale, transfer or exchange of the Property or any portion thereof or interest therein.

5.2AS-IS.  Except for Seller’s Representations and any representations and warranties by Seller set forth in the Deed delivered by Seller to Purchaser at Closing (collectively, “Seller’s Cumulative Representations”), Purchaser acknowledges and agrees that the Property shall be conveyed and transferred “AS IS, WHERE IS, AND WITH ALL FAULTS” and, except for Seller’s Cumulative Representations, Seller does not warrant or make any representation, express or implied, as to the merchantability, quantity, quality, condition, suitability or fitness of the Property for any purpose whatsoever, including, without limitation, its compliance with applicable building codes and ordinances, zoning laws, and environmental laws, including and any other federal, state or local statutes, codes or ordinances.

5.3.Survival of Seller’s Representations.  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of twelve (12) months (the “Survival Period”).  Except as set forth below in this Section 5.3, Seller shall have no liability after the Survival Period with respect to Seller’s Representations.  Notwithstanding the foregoing, nothing in this Section 5.3 shall be construed as a waiver, cap or release by Purchaser of Purchaser’s rights and remedies under this Agreement with respect to fraud or intentional misrepresentation by Seller.

5.4Definition of Seller’s Knowledge.  For purposes of this Agreement, the term “to Seller’s knowledge” shall mean and refer only to actual knowledge of the Designated Representative (as defined below).   As used herein, the term “Designated Representative” shall refer to Paul Tarell, who Seller represents is the person within Seller’s organization with the most knowledge regarding the Property.  The fact that reference is made to the personal knowledge of the Designated Representative shall not render the Designated Representative personally liable for any breach of any of Seller’s Representations.

5.5Representations And Warranties Of Purchaser.  Purchaser represents and warrants to Seller the following (collectively, “Purchaser’s Representations”) as of the Closing Date:

(a)Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the state of California.

(b)Purchaser has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Agreement, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse effect on Purchaser’s ability to consummate the transaction contemplated by this Agreement.  This Agreement is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

(c)Purchaser is not a Prohibited Person.

The provisions of this Section 5.5 shall survive the Closing and delivery of the Deed to Purchaser for the term of the Survival Period, after which Purchaser will have no liability to Seller for any of Purchaser’s Representations.

ARTICLE 6
(INTENTIONALLY DELETED)

ARTICLE 7
CONDITIONS PRECEDENT TO CLOSING

7.1Purchaser’s Closing Conditions.  Purchaser’s obligation to close under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Purchaser’s Closing Conditions”):

(a)All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(b)Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

(c)Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

(d)Seller shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

(e)Title Company shall be prepared and irrevocably committed to issue the Title Policy to Buyer (with an effective date as of the Closing).

7.2Failure of Purchaser’s Closing Conditions.  If any of Purchaser’s Closing Conditions are not met, Purchaser may either (a) waive any of Purchaser’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) terminate this Agreement and, if such failure constitutes a default by Seller, exercise any of Purchaser’s remedies pursuant to Section 8.2 below.

7.3Seller’s Closing Conditions.  Seller’s obligation to close with respect to conveyance of the Property under this Agreement shall be subject to and conditioned upon the fulfillment of each and all of the following conditions precedent (collectively, “Seller’s Closing Conditions”):

(a)All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

(b)Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

(c)Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder; and

(d)Purchaser shall not be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

7.4Failure of Seller’s Closing Conditions.  If any of Seller’s Closing Conditions are not met, Seller may either (a) waive any of Seller’s Closing Conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) terminate this Agreement, and, if such failure constitutes a default by Purchaser, exercise any of Seller’s remedies pursuant to Section 8.1 below.

ARTICLE 8
DEFAULTS AND REMEDIES

8.1Purchaser Default.  In the event of a default by Purchaser, Seller shall be entitled to pursue all available legal and/or equitable remedies.

8.2Seller Default.  In the event of a default by Seller, Purchaser shall be entitled to pursue all available legal and/or equitable remedies.

ARTICLE 9
(INTENTIONALLY DELETED)

ARTICLE 10
(INTENTIONALLY DELETED)

ARTICLE 11
BROKERAGE

Seller and Purchaser each represents and warrants to the other that no real estate agent or broker or any other person is entitled to a commission or finder’s fee in connection with this transaction.  Each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.  The provisions of this Article 11 shall survive the termination of this Agreement, and if not so terminated, the Closing and delivery of the Deeds to Purchaser.

ARTICLE 12
GENERAL PROVISIONS

12.1Governing Law; Venue.  This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the state of Colorado, without regard to its principles of conflicts of law.  All claims, disputes and other matters in question arising out of or relating to this Agreement, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state of Colorado, and the parties hereto expressly consent to the venue and jurisdiction of such court.

12.2Exhibits and Schedules.  All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

12.3Entire Agreement.  This Agreement, including the exhibits and schedules attached hereto, constitutes the entire agreement between Purchaser and Seller pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.

12.4Binding Effect.  Subject to Section 12.5 below, this Agreement shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors, heirs and permitted assigns.

12.5Assignability.  This Agreement is not assignable by Purchaser without first obtaining the prior written approval of Seller (which approval may be withheld in Sellers’ sole and absolute discretion), except that Purchaser may assign this Agreement without the prior written approval of Seller to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), and (b) Purchaser is not released from its liability hereunder.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

12.6Amendments in Writing.  This Agreement shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties.

12.7Waiver.  No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Agreement shall be established by conduct, custom or course of dealing and all waivers must be in writing and signed by the waiving party.

12.8Attorneys’ Fees.  In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys’ fees, charges, disbursements and the fees and costs of expert witnesses.

12.9Expenses.  Subject to the provision for payment of closing costs in accordance with the terms of Section 4.4 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

12.10Further Assurances.  In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by Seller and Purchaser, Seller and Purchaser agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby.

12.11Severability.  In the event that any part of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Agreement and the remaining portions of this Agreement shall be valid and enforceable.

12.12Construction.  This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

12.13Captions; Headings.  The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

12.14Number And Gender Of Words.  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

12.15Time Of The Essence.  It is expressly agreed by the parties hereto that time is of the essence with respect to all matters contemplated by this Agreement.

12.16Business Days; Time Period.  As used herein, the term “Business Day” shall mean a day that is not a Saturday, Sunday or legal holiday in the State of Colorado.  In computing any period of time under this Agreement, the date of the act or event from which the designated period of time begins to run shall not be included.  The last day of the period so computed shall be included unless it is not a Business Day, in which event the date for performance thereof shall be extended to the next Business Day.

12.17Relationship of Parties.  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Agreement is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

12.18Confidentiality.  Neither Purchaser nor Seller shall disclose the terms and conditions contained in this Agreement and shall keep the same confidential; provided, however, that Purchaser or Seller may disclose the terms and conditions of this Agreement:  (a) as required by law or the requirements of any stock exchange (including by Gaia, Inc. in connection with its public reporting requirements); (b) to consummate the terms of this Agreement or any financing relating thereto; or (c) to Purchaser’s or Seller’s lenders, attorneys, potential investors, accountants and any other real estate professionals and consultants deemed reasonably necessary by Purchaser.  Any information and Materials provided by Seller to Purchaser hereunder are confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its agents and legal representatives, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.

12.19Counterparts; Facsimile/.pdf Signatures.  This Agreement may be executed in a number of identical counterparts.  This Agreement may be executed by .pdf signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

12.201031 Exchange.  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange under Section 1031 of the Code for either Purchaser or Seller.  Each party hereby agrees to take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that:  (a) no party making such accommodation shall be required to acquire any substitute property; (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Agreement; (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange; and (d) no dates in this Agreement will be extended as a result thereof.  Notwithstanding anything to the contrary contained in the foregoing, if Seller so elects to close the transfer of the Property as an exchange, then:  (i) Seller, at its sole option, may delegate its obligations to transfer the Property under this Agreement, and may assign its rights to receive the Purchase Price from Purchaser, to a deferred exchange intermediary (an “Intermediary”) or to an exchange accommodation titleholder, as the case may be; (ii) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations under this Agreement; (iii) Seller shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (iv) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Purchaser; and (v) the closing of the transfer of the Property to Purchaser shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser or to exchange accommodation titleholder, as the case may be.  Notwithstanding anything to the contrary contained in the foregoing, if Purchaser so elects to close the acquisition of the Property as an exchange, then:  (A) Purchaser, at its sole option, may delegate its obligations to acquire the Property under this Agreement, and may assign its rights to receive the Property from Seller, to an Intermediary or to an exchange accommodation titleholder, as the case may be; (B) such delegation and assignment shall in no way reduce, modify or otherwise affect the obligations of Purchaser pursuant to this Agreement; (C) Purchaser shall remain fully liable for its obligations under this Agreement as if such delegation and assignment shall not have taken place; (D) Intermediary or exchange accommodation titleholder, as the case may be, shall have no liability to Seller; and (E) the closing of the acquisition of the Property by Purchaser or the exchange accommodation titleholder, as the case may be, shall be undertaken by direct deed from Seller (or, if applicable, from other affiliates of Seller whom Seller will cause to execute such deeds) to Purchaser (or to exchange accommodation titleholder, as the case may be).

12.21Survival.  Except for (a) all of the provisions of this Article 12, (b) any provision of this Agreement which expressly states that it shall so survive and (c) any payment obligation of Purchaser or Seller under this Agreement (the foregoing (a), (b) and (c) referred to herein collectively as the “Survival Provisions”), none of the terms and provisions of this Agreement shall survive the termination of this Agreement, and, if the Agreement is not so terminated, all of the terms and provisions of this Agreement (other than the Survival Provisions) shall be merged into the Closing documents and shall not survive the Closing.

12.22No Option; Binding Effect.  The submission of this document for examination and review does not constitute an option to purchase the Property, an offer to sell the Property or an agreement to purchase and sell.  This document shall have no binding effect on the parties unless and until executed by both Seller and Purchaser and will be effective only upon Seller’s execution of the same.  As provided in Section 1.3 above, Escrow Agent’s execution of this Agreement shall not be a prerequisite to the effectiveness of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and sealed this Agreement as of the Effective Date.

SELLER:
Boulder Road LLC, a Colorado limited liability company By: Gaia, Inc., a Colorado corporation, its manager By: /s/ Paul Tarell Name: Paul Tarell Title: Chief Financial Officer

[Purchaser’s signature page follows]

Seller’s Signature Page

PURCHASER:
Westside Boulder, LLC, a California limited liability company By: /s/ Jonathan Condos Name: Jonathan Condos Title: Manager

[Escrow Agent’s signature page follows]

Purchaser’s Signature Page

ESCROW AGENT’S SIGNATURE PAGE

The undersigned executes the Agreement to which this signature page is attached for the purpose of agreeing to the provisions of Section 1.3 of the Agreement, and hereby establishes September 9, 2020, as the date of opening of escrow and designates N0029101 as the escrow number assigned to this escrow.

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By: /s/ Lindsey Mann

Name: Lindsey Mann

Title: Senior National Commercial Escrow Officer

Escrow Agent’s Signature Page